Exhibit 99.1

Forward-looking Statements

Certain matters discussed in this presentation contain statements, estimates and projections about the growth of Jerricks’ business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. Jerrick undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.

JERRICK MEDIA INVESTOR UPDATE

On Friday, March 31, 2017, Jerrick Media Holdings, Inc. (the “Company” or Jerrick”) filed its first 10-K, completing its first full year as a publicly traded company. This marks a pivotal moment in our company’s evolution that transcends the scope of a conventional shareholder letter; instead, calling for a broader communiqué that encompasses Jerrick Media’s genesis through its evolution to become a multi-media digital content publishing house built on its own proprietary technology and distribution platform.

Over the last few years, many of our investors have watched our management team cultivate Jerrick’s business model into a diversified and versatile enterprise focused on the emerging digital community revolution. The underlying strategy shaping the design of Jerrick was founded on the simple concept of business arbitrage: creating profit from the simultaneous purchase and sale of assets. Evolving our pilot platform, “Forum” to “Vocal”, and the subsequent creation of digital social communities has provided opportunities for Jerrick, our contributors and our readers to benefit intellectually and financially.

After building, testing and installing Vocal and its proprietary monetization and optimization tools, our next step is the global implementation of the updated revenue producing components to the Vocal platform within the next 120 days. We anticipate that our Vocal 2.0 version will have a significant impact on our business and corporate objectives. Our goal over the next year is to track over 8 million unique monthly visitors to our community sites with 16 million monthly page views.  This 12-month target represents nearly an eight-fold increase over current levels and well above the five million unique monthly visitor threshold at which advertisers launch their major campaigns. Importantly, with our multi-source revenue stream business model based on digital arbitrage, we anticipate achieving profitable growth in 2018.

As Jerrick has evolved over the last two years, so has our overall market opportunity. In our September 2015 announcement, premiering a Lindsay Lohan fashion film as part of the Jerrick Media library, we described Jerrick as:

“...a disruptive alternative to the traditional, as well as the contemporary, media brands. Producing and distributing premium digital media across multiple platforms for all demographics, but especially centered on 18-34 year olds, the portfolio of brands rest upon a single creative and business architecture. All verticals are overseen by the same team and ideology, focusing primarily on revenue conversion as the premise behind all published material. Vintage styles are contemporized for a new audience…"

Back then, our vision of the Vocal technology was just beginning to materialize. While I believed then that a distribution platform for content was imperative, I soon recognized a much greater opportunity for the platform that has become the underlying focus of the Company; a rapid means for the monetization of content. Currently, we believe there is very limited competition – other than perhaps Medium.com, the only other institutional long form social platform of any material nature.

It was at this point in late 2015 that it became apparent to us that we would need to partner with a best-in-class, next generation development group, in order to create an unparalleled grassroots platform to distribute the content that my partner Rick Schwartz and his creative team were able to produce.

In February of 2016 we became a publicly traded company for essentially three principle reasons:

1.	It became apparent that to acquire real talent from a new generation of thinkers, we would need to unite them culturally. The prolonged financial crisis left many talented individuals jaded by failed private companies whose stock could not be accurately valued. For those individuals, a publicly traded stock would both create transparency in value and unite them in a singular goal; the creation of tangible value.

2.	In the digital space, the key to success is keeping your friends close and your so-called friendly competitors even closer. Nothing unites companies like common ownership that can leverage each others’ strengths.

3.	In the digital space, most companies inflate metrics and investors, more often than not, accept them at their word. Part of the problem lies in the inability to be held accountable for private company statistics provided to investors. Jerrick recognizes its responsibility to provide reliable metrics to its shareholders and the public, especially in light of its regulatory reporting requirements as a publicly traded company.

After six months of vetting well over two dozen potential development teams, we chose Thinkmill as our collaborative partners in April of 2016. The CEO of Thinkmill, Boris Bozic, had this to say about the synergies that exist between Jerrick and Thinkmill.

“We’re excited to have the opportunity to collaborate with Jerrick. They have a unique perspective on the intersection of content, publishing, and commerce, which, from a technology point of view especially, is a dynamic and particularly interesting problem space. I see this partnership starting with a new Content Management Platform and extending to future applications that build on top of it.”

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Boris was correct. Within the next 120 days we will be completing a nearly 18-month development process, implementing the applications that Boris was referring to back in early 2016 – delivering a SaaS product that is turnkey for scale and distribution of content. To protect and strengthen intellectual properties, we pursued the following Vocal patent filings:

●	First application filed on March 10, 2016 - assigned US Provisional Serial No.62/306,239.

●	Second application filed on October 5, 2016 assigned US Provisional Serial No. 62/404,735 and

●	As recently as Q1 2017, concurrent with technology advancements, System and Method for Creating, Editing, Managing and Serving Web-Based Content (application number 62404735) has been updated.

In addition to patent filings, Jerrick’s Proprietary/Unique/Trade Secrets include:

Structure of the Architecture - Best of the Best features built from the ground up. No legacy issues.

User Experience - Millennials designing and creating for Millennials.

Speed & Performance - Infinitely scalable with no compromise to performance.

Media Rich, Community - Organized, Long Form Social Platform.

As the design and build came together through 2016, we were successful in securing funding to create an even more robust platform to accommodate a heightened corporate goal addressing an even larger consumer market.  We raised approximately $2.5 million during 2016.

As noted in our March 31, 2016 press release with regards to key highlights, there were a number of significant accomplishments during this “nose-to-the-grindstone” period in Jerrick’s corporate history.

●	Streamlined workforce during second half of 2016 through the automation of many of the Company's procedures and outsourced collaborative relationships;

●	Validated a second of multiple potential revenue sources – pre-sold advertising with release of two in-studio developed digital web series – “Baked” and “Marijuana Minute”;

●	Increased the number of trademarks and the size of content library;

●	By November 30th, we completed the migration of Jerrick's entire online media infrastructure from a conventional WordPress system to the robust Vocal platform. Vocal is designed to maximize scalability, speed, simplicity, adaptability, and create an unparalleled user experience - bridging media-rich long-form creative content and effective algorithmic monetization for content creators.

We divided the Company’s operations into two well thought out compartmentalized activities: 1) high-level advancements to our platform architecture and 2). content creation. Group one, in collaboration with Thinkmill, stayed focused on the development, design, and implementation of the Vocal product; the other group generated thousands of tangible pieces of content drawn down from video, image, and written content owned by Jerrick. This group created the foundation for what would be the outreach process to the writing community and the initial 20 beta users. The successful launch of the technology and the rapid adoption by the writing community is a testament to the reengagement of the content and the platform development groups. With the two strategic activities culminating over the next 120 days, the Company’s energies and resources will shift focus to revenue production, while audience scalability will take on an organic and algorithmic process that is inherent to our technology.

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As my partner said on the day of our launch November 30, 2016:

"We've created a simple way for people to get their voices heard in the overcrowded noise of the internet that goes hand in hand with an effective monetization strategy… Vocal combines the ease of Facebook, scope of Reddit, and commerce of Amazon, all into one rich ecosystem, optimized for content and commerce.”  This was covered in TechCrunch, as well as Adweek.

December 2016 statistics compared to March 2017 shows a marked increase in all trackable metrics, with limited additional costs. In particular, we have activated four new website communities in the last three months and expect that number (in addition to a number of other relative metrics) to triple over the next 120 days.

	December 31, 2016	March 30, 2017
Verticals (Web Communities)	8	12
Unique Visitors Per Month	523,360	1,072,649
Page Views Per Month	680,368	1,769,870
Total Bloggers Signed Up	912	3,031
Average # Submissions Per Day	5	25
Average # Published Submissions Per Day	3	20

CURRENT BUSINESS STATS:
User Device	76% Mobile/ 18% desktop
Traffic Source	55% Search/ 28% Social Media
Geographic Breakdown of Users	53% U.S./ 28% Europe

We have been fortunate over the development years to have a consistent source of high margin revenue that provided an important supplement to our working capital: auctioning the Guccione library, acquired in 2013.  We had been conducting auctions through an in-house effort until the fourth quarter of 2016, at which point, just prior to the Vocal platform commercial launch, we strategically reallocated our internal resources towards our core operations, thereby outsourcing the auctioning of the physical contents of the Guiccione and collectable library. Over the course of four months, we partnered with Everything But the House (EBTH), the world's premier online marketplace for estate sales, to carefully plan the auctioning of over 200,000 digitals images over the next 5 to 10 years with the most valuable of properties to be sold in the final years of engagement.  The most recent sales of individual digital images from the collection sold for $30 at auction (copy right maintained by Jerrick), an increase of over 100% from the prior year. EBTH Co-Founder Brian Graves commented as we formalized our engagement in October 2016;

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"We are excited to host a curated auction from Guccione's vast collection of personal and corporate ephemera that represents his life's work from his days in the art studio to his time behind the camera. This sale gives Guccione fans from across the world a chance to bid on unique pieces that have been inaccessible until now."

As stated in our Form 10-K for the 2016 fiscal year, we plan to continue to monetize the Guccione library over time to supplement working capital by holding periodic auctions during the year through EBTH. Several auctions conducted by EBTH over the last 60 days continue to demonstrate the significant value of this library in the marketplace. In addition to selling the physical Items through this auction process, tens of thousands of images are being scanned for the Company’s digital IP library including videos, rare celebrity photos, vintage sci-fi, and the thousands of Guccione published images from the early first decades of Penthouse Magazine.

As a nimble, opportunistic publishing house, Jerrick has unique capabilities to leverage content into multiple media channels. Case in point: we announced on April 4, 2017, the development of a television series based on the life of Bob Guccione and the women who defined him, in collaboration with Maven Pictures. Guccione created Longevity, OMNI, and was the inspiration behind our successful site Filthy.  In this TV series, we are contributing access and use of our Guccione library as well as our experiences as executive producers.  Jerrick will receive revenue from a production fee, a percentage revenue-share, and rights to the series post debut.  While our time and financial contribution to this project will be minimal, the impact to our brand, library value, and the potential increase in unique visitors to our community sites could be very meaningful.  Similar to our in-studio, developed digital web series "Baked" and "Marijuana Minute", the on-going opportunities for a Guccione series through content snippets as well as e-commerce can be significant.

I have long believed that content is becoming a perpetually tradable digital asset. As our transmedia assets continue to grow, with Vocal as the anchoring content and monetization platform, projects such as the Guccioni TV Series feed into our sustainable high quality long form ethos.

In mid-December 2016, I commented in a press release:

“Our primary platform, Vocal is a content distribution platform and publishing hub engineered for creation and discovery spanning verticals in health, sexuality, science fiction, the workplace, pop culture, and more. Aimed at connecting thoughtful and original articles with communities passionate about these topics, Vocal leverages the power of specific and dedicated audiences with a nascent content creation engine, and effective monetization.”

Our technology has evolved exponentially since then. During the last 120 days, as efforts with our partner Thinkmill to develop the Vocal platform have accelerated, the platform has started to take on a more predictable pace of growth, surpassing our early goals set at the launch. We have grown from the initial 20 beta users in November 2016 to nearly 3,500 registered writers with over 4,500 published pieces of content. This phenomenal reception led to a nearly threefold increase in monthly page views.

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As my partner and co-founder Rick Schwartz said in our March 8, 2016 press release,

"We've seen substantial growth in our digital metrics and do not see that slowing down in the near term. Our ecosystem of communities will eventually drive its own topical formation as more and more content creators feed into Vocal and our rapidly growing audience. It's exciting and rewarding to witness the amazing reaction to Vocal; there are so many people out there with something to say and we're thrilled to both give them a platform and reward them for their content."

To provide more scope on the rapid growth and success of Vocal’s network since launch, I encourage you to explore each of our 12 sites on Alexa.com, the premier Amazon-owned website traffic and ranking analytic company.  On a comparative basis, we are effectively competing with some of the best known brands despite having only just launched our Vocal platform a few months ago. Our US & Global Alexa rankings have been increasing at a rapid pace.  Our current rankings for our two longest publishing community sites are beginning to rival longstanding industry giants.  Filthy.Media is currently far exceeding the rankings of other well known sexuality sites rankings and is even catching up to Playboy.com.  OMNI.media is already ranked well above its chief competitor SciFiNow.Co.UK.

Moreover, Vocal’s accessibility, ease of use, and thought-leading developments have provoked a positive response in the digital content community. Here is an example of a direct consumer feedback:

“No matter what you want to write about, there is almost certainly a home for your work with Jerrick Media. Vocal lets you craft your article, inserting photos and videos and affiliate links along the way. Then at the end, you decide which magazine you’d like to submit to!... Anytime I’ve reached out to their editor or other staff, they’ve always been super helpful and responsive. They’re also encouraging and offer helpful feedback. Basically it seems that their honest goal is to help writers succeed. And that is a blessing!” - Matt Cates, Vocal Contributor.

The release of my White Paper on Vocal, Digital Arbitrage and Jerrick’s pivotal role in the field (SEC Form 8-K filing on November 1, 2016) has heightened awareness of Vocal while introducing this new concept of digital arbitrage in and around the digital marketplace.n

Vocal is a next-generation, long-form publishing platform solving two critical issues faced by a growing number of creators who collectively publish over 3.5 million articles and blogs daily – 'How do I get my voice heard?' and 'How do I get paid?' – exposure and compensation. Vocal partners with content creators and influencers by paying them at the high-end of a market-dictated per-view basis. As posts gain traction, writers capitalize on the upside through Vocal, as well as their own traditional social media marketing. Unlike traditional media platforms and blogging sites, Vocal does not limit the upside of its community members.

In addition, we provide creators a highly sophisticated, simple publishing platform that offers the most advanced rich-media tools and search engine optimization for maximum audience exposure. To our visitors, we offer an impressive experience of evergreen and timeless, well written, interesting content in a visually-organized fashion, in a community focused setting. To our advertisers and brands, we provide the means to efficiently target market the most appropriate audience for their goods and services within our growing list of community sites.

Having addressed most of the key metrics to look for on a go-forward basis, the time has come again for Jerrick to execute, as we have done previously. We will continue to provide a transparent business infrastructure/model, new and disruptive technology, and above all a best-in-class work ethic in order to achieve our goal of building extraordinary value for our stockholders for years to come.

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